UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934

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AMERICAN WATER WORKS COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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EXPLANATORY NOTE

The following communications were released today by American Water Works Company, Inc.:

1.	Letter to Investors from Donald L. Correll, President and Chief Executive Officer;

2.	Document advising Stockholders of the new rules regarding directors, and encouraging them to vote or to provide instructions to their brokers to vote;

3.	American Water’s Corporate Responsibility brochure;

4.	On-line Forum for Stockholders of Record as of March 15, 2010; and

5.	Place-holder for Virtual Stockholder Meeting.

March 23, 2010

Dear Fellow Investors,

2009 was a stellar year for American Water Works, Inc. In addition to achieving numerous operating and financial successes, we ended the year with our former parent company divesting its position completely. Now that we are independent of our former parent company, AWK shares are 100 percent publicly-owned. The year ended positively for the stock which we believe reflects investors’ support of that independence as well as our business strategy and potential for growth.

Every day we serve our customers by pumping water from the source, treating it so it meets the federal and state standards and transporting that water through distribution mains and service lines, and in some systems we complete the water cycle by treating the discharged water in our wastewater facilities.

Committed to being the solutions provider for the communities and customers we serve, we make investments to help ensure high-quality and reliable water service. We have obligations to make these investments on a non-discriminatory basis, and our regulators have the responsibility to provide us with a reasonable opportunity to earn a fair return on this invested capital and to recover reasonable operating costs necessary to provide that service. This return on invested capital also provides the basis for strong operating cash flows.

Since our 2008 initial public offering, we have renewed our culture of high performance and have paid out six dividends through year-end. We increased the cash dividend 5 percent during 2009 and recently declared and paid a $0.21 dividend for the 2010 first quarter.

We remain committed to maximizing shareholder value, and since our initial public offering have delivered a total return assuming reinvestment of dividends of 15.7 percent. Committed to responsible corporate governance, seven of our eight directors are independent, and we have recently adopted a majority vote requirement for election of directors, effective in 2011.

•	American Water Investor Forum and 2010 Annual Stockholder Meeting

As we look ahead, management and the board remains focused on financial transparency. For the first time, management is offering a dedicated American Water Investor Forum – a web platform to provide shareholders with direct access to investor relations to pose questions, get answers and share your thoughts regarding the company and its strategic initiatives. There is a wealth of information available to our investors and we invite you to participate in the Forum.

•	Virtual Stockholder Meeting.

All holders of outstanding common stock as of the record date are entitled to attend and vote at the 2010 annual stockholders meeting. In order for American Water to give access to a greater number of stockholders, we are offering, in addition to the traditional meeting, a virtual stockholder meeting where American Water investors will be able to vote and submit questions online during the live meeting. In the near future, stockholders of record will receive our proxy voting card with a 12-digit access control number that will allow an investor to enter the live meeting and cast a vote by phone, by mail, by Internet and live, at the virtual meeting. This dedicated control number is required to enter the virtual meeting website. The virtual meeting is open to all stockholders of record who wish to take part in the meeting without the physical need to be present, if they so desire.

Both the American Water Investor Forum and Virtual Stockholder Meeting are accessible at the Investor Relations page of the company website at (www.amwater.com).

It’s also important to note that recent rule changes make your proxy vote now more important than ever. As a result of rules recently enacted by the New York Stock Exchange your broker can no longer vote on your behalf for our board of directors, unless you provide voting instructions, and we encourage you to cast your affirmative vote for all of our board members. We believe the web enhancements will make it easier to vote in the upcoming meeting.

American Water has a long track-record of consistently delivering value to our customers, stockholders and employees. We believe our business model is sustainable and we will continue to strive to enhance the value of your investment. We thank you for your continued support. If you have questions, please call our Investor Relations group at 877-310-7174.

Sincerely,

Donald L. Correll,

President and Chief Executive Officer

American Water Works, Company, Inc.

Proxy proposals address important issues
Vote on all proxies you receive:
Your vote gives you a stronger say
We Want Your Voice to Be Heard
Important!   This Proxy Season, Your Vote Matters More Than Ever!
Facts To Know:
Proxy statements contain important
information about proposals that  affect
companies  in which you own shares
Under new  NYSE regulations,
your  brokers / advisors  can no longer
vote your shares to elect the Board of
Directors  without your voting instructions
The new regulations affect all public
companies
Why it’s Important?
Unless you vote, your shares will remain
un-voted  in the election of directors
Voting is easier than ever:
By touch-tone telephone
Over the Internet
By mail
At the meeting, live and online
American Water’s annual meeting will also be virtual
this Spring.  Stockholders of record will be
able to attend, vote  and submit questions online as well as in person.
Watch for details to come in our proxy.
www.amwater.com

AMERICAN WATER

CORPORATE RESPONSIBILITY

Key issues that impact our business 2009

2009 was a year of significant economic challenges for the global business community, and a time of transformation and growth for American Water. From our new status as a fully independent, publicly-traded company on the New York Stock Exchange, to the U.S. Environmental Protection Agency’s approval of our goal to reduce greenhouse gas emissions intensity by more than 15 percent in less than ten years, we continued on a journey to position ourselves for the future.

We created this summary to provide information about our approach to corporate responsibility, as well as background on three strategic issue areas that we feel are significant for our business. We want to be transparent about the opportunities and challenges we face from a broader citizenship perspective, and what we are doing to address them.

AMERICAN WATER

COVER: Dillard Griffin, Kentucky American Water Manager of Field Operations/Production, photographed on the grounds of Kentucky American Water’s Richmond Road water treatment plant in Lexington. Dillard has spearheaded many environmental initiatives for the company, and has been an inspiration and mentor to countless American Water professionals. He is a member of the Kentucky Department of Environmental Protection for Natural Resources board of advisors, the American Water Works Association’s Kentucky-Tennessee Chapter, and has been involved with the local chapter of the Audubon Society for approximately three decades. 2010 marks Dillard’s 40th year with Kentucky American Water, and he continues to make a difference for our communities and the environment.

CHALLENGES TO THE WATER INDUSTRY

In the U.S., there is concern over the sustainability of the nation’s water supply as a result of droughts, threatened supplies and continued population growth. Although some regions are already experiencing water scarcity, increasing water demand is a challenge facing the entire nation.

Along with the availability of water, affordability also poses a significant challenge with the costs of providing water on the rise. Estimates show that local governments will spend $110 billion annually beginning in 2010 for water services, which does not take into account the effect of climate change on water resources.

1

CHALLENGE: CLIMATE ADAPTATION

For U.S. water providers, including American Water, understanding and addressing the impact of climate change has the potential to create real challenges. Fulfilling our business objectives may require finding solutions to maintain adequate levels of water supply for communities; ensuring high standards of water quality in the face of droughts or increased flooding; and balancing the need for infrastructure improvements while keeping this vital resource as affordable as possible. Below we outline some of the steps we are taking to understand, anticipate and mitigate the impacts that climate change may have on our business.

In 2009, the U.S. Environmental Protection Agency accepted our goal to reduce greenhouse gas emissions intensity by more than 15 percent in less than 10 years through our ongoing voluntary partnership.

DEALING WITH CLIMATE VARIABILITY

American Water has dealt with the effects of changing weather patterns on water supplies every day since our founding nearly 125 years ago. Our challenge has been to develop methods of compensating for climate-induced weather variability.

Comprehensive planning studies (CPS) are our primary means for evaluating asset condition and performance, projecting future needs, and identifying capital projects and/or programs which may be needed so that a water infrastructure system is able to meet required levels of service.

A CPS is an engineering report, or master plan, that assesses each component of the system and identifies and prioritizes capital improvements needed to help ensure a reliable level of service through the planning horizon (typically a 15-20 year timeframe).

American Water's water and wastewater systems are evaluated via this program on an as needed basis, but typically every 5-10 years. Projects that have been developed through the planning study process will have undergone a thorough analysis of alternatives.

Other tools supplement this process and are designed to deal with more severe events that may be a consequence of climate change. In the case of water supply, more extreme droughts are addressed by Water Conservation Plans or Drought Response Plans that are designed to impose increasingly more stringent curtailment of usage. For extreme flooding events, Emergency Response Plans are developed to provide action plans for protecting facilities.

CAPITAL EXPENDITURES 2007–2009
in thousands

	For the Years Ended December 31 2009	2008	2007
Transmission and distribution	$309,851	$399,597	$296,057
Treatment and pumping	125,031	186,480	166,765
Services, meter and fire hydrants	153,455	224,089	179,933
General structures and equipment	99,280	71,146	32,336
Sources of supply	44,127	52,392	35,135
Wastewater	53,521	75,102	40,584
TOTAL	**$785,265**	**$1,008,806**	**$750,810**

HELPING TO ENSURE SUSTAINABLE SUPPLY

American Water is exploring ways to maintain reliable water service while conserving existing sources. The following section looks at ways in which we, and the water industry as a whole, can help ensure that the public continues to receive an adequate supply of high-quality drinking water.

Conserving What Exists

One of the most fundamental ways to offset the effects of climate variability on the nation's water supply is to promote wise water use and develop new water conservation strategies. Among the most basic is improved leak detection and repair. We are currently testing various leak detection technologies in numerous states, and to date, the program has saved over 200 million gallons of water in just one pilot study alone.

Investing in Infrastructure

The country's water infrastructure is aging, with many pipes approaching or past the end of their useful life. Additional funds are necessary to adequately maintain, repair and replace the nation's network of pipes. We invest between $800 million to one billion dollars annually on infrastructure improvements.

Developing Alternative Supplies

Climate change will result in some areas of the country experiencing increased pressure on water supplies. These areas will need to find new sources of water when conservation alone cannot bring supply and demand into balance. Desalination and water reuse are two rapidly developing solutions.

We operate the country's largest seawater desalination plant in Tampa, Florida, where we are helping to ensure the safe and environmentally sound conversion of seawater to drinking water. We also recycle nearly four billion gallons of water annually—and produce reuse water at more than 80 facilities.

CLIMATE LEADERS

U.S. Environmental Protection Agency

Environmental Management Corporation, an American Water subsidiary, designed, built, operates and maintains a .3 MGD anaerobic wastewater treatment system and biogas recovery system under an agreement with Tejas Industries in Hereford, Texas. The system provides an average of 100,000 cubic feet of biogas per day, replacing 15 percent of Tejas’ natural gas demand.

MINIMIZING WATER UTILITY GREENHOUSE GAS EMISSIONS

Global warming poses a business challenge to water utilities. However, utilities also contribute to the global warming problem through their energy use. New drinking water quality regulations and treatment challenges are increasingly requiring advanced treatment systems, which tend to be more energy intensive than conventional technologies.

We proactively seek to implement measures that increase efficiency, conserve energy and water, and reduce waste. In addition to maintaining a regular schedule of assessments and energy audits to ensure our facilities are compliant, we are taking steps to ensure a more sustainable approach to the use of resources.

AMERICAN WATER’S GREENHOUSE

GAS INTENSITIES 2007-2009

GHGe Intensity (#CO2e/kgal of Production)

4.5

4.0

3.5

3.0

2.5

2.0

1.5

1.0

0.5

0.0

2007 2008 2009

vehicles generators and heating electricity

In 2009, the intensity of American Water’s greenhouse gas emissions (GHGe) was reduced 4.3% to 3.64 lbs. of carbon dioxide equivalents per thousand gallons of water produced. The reduction in emissions was attributed to the reduced volume of water delivered (5.2% compared to 2008). We believe that our GHGe intensity went down because, with less total production, we didn’t have to run as many pumps. Consequently, we decreased the use of our less efficient pumps resulting in a lower GHGe intensity.

Increasing Pump Efficiency

We treat and deliver more than one billion gallons of water every day. Our research indicates that approximately 97 percent of our electricity consumption and 90 percent of our greenhouse gas emissions are the products of the water delivery process, which includes pumping water from its source to treatment and storage facilities and on to customers. We see improved pump efficiency as a major opportunity to decrease our carbon footprint. Once testing is complete in 2010, we will begin implementation of our pump replacement and refurbishing initiative in 2011.

Improving Fleet Efficiency

About four percent of our greenhouse gas emissions come from our vehicle fleet, which is used to operate and maintain our water and wastewater systems. Currently, we are piloting 32 hybrid vehicles and two natural gas powered vehicles. We also initiated a “no idle” policy, which will decrease total fleet greenhouse gas emissions.

INCREASING OUR GREEN POWER

In 2005, we constructed what was, at the time, the largest ground-mounted solar array east of the Rocky Mountains at a New Jersey American Water treatment plant. We have since expanded that system and installed an additional solar array at an adjacent facility. In 2009, these two facilities generated 861,989 kilowatt-hours of green power and saved nearly one million pounds of CO2 emissions from being released. In addition, one hundred percent of the 1,374,031 kilowatt-hours of energy used annually at our Yardley, Pennsylvania plant comes from wind power, which, in 2009, saved nearly 1.6 million pounds of CO2 emissions from being released into the atmosphere.

CHALLENGE: WORKING WITH

COMMUNITIES TO MEET WATER NEEDS

In the United States, water services are so reliable that we often overlook the complex treatment processes, highly technical science, and infrastructure investments required to ensure an adequate supply of high-quality water. Today there is a greater awareness that access to clean and dependable water is not a given. As a company, our challenge is to help ensure communities have access to high-quality and reliable water service at a fair cost, while balancing the need to maintain and upgrade water system infrastructure and meet water quality standards.

WHAT DO REGULATED RATES MEAN?

State regulators determine how much individual residents, commercial businesses and industrial customers will pay for water and/or wastewater services through a legal proceeding known as a “general rate case.” The rate-setting process is designed to protect customer interests while allowing water utilities the opportunity to recover reasonable operating expenses and earn a fair return on the capital invested to provide reliable, quality water and wastewater services.

As a company, we continue to proactively inform customers about the investments we make to help ensure quality service. Through our website, bill inserts and the media, we are as equally committed to the prudency of our investments as we are to explaining their necessity to those they benefit.

We also continue to inform customers about the programs and resources we provide to help them lower their water usage and costs. In addition to conservation education materials and events, our state subsidiaries offer a variety of programs where approved by state public utility commissions. These include aid programs to assist low-income households with water and wastewater bills via one-time emergency grants and/or discount payment programs. Rebates for water-saving appliances and high-efficiency toilets, home and business water audits, and free water-saving devices are also available—again where approved by state utility commissions—to help customers make their homes more water efficient and reduce their water costs.

We recycle nearly four billion gallons of water annually and produce reuse water at more than 80 facilities.

DEVELOPING SOLUTIONS FOR NEW COMMUNITIES

Designing and maintaining water and wastewater systems for communities begins with a clear understanding of the community and the impact and cost of potential solutions. A key input of our planning is engagement with community members, government agencies and local organizations to understand their needs and how water resources are used. We work with stakeholders to look at all of their options for water delivery and treatment and assess what is most cost effective, sustainable and environmentally friendly.

These options may include:

Consolidation of Local Water Systems

At times, it makes sense to develop water resources and systems at a regional level rather than for each individual community. Often, this can be as simple as linking a number of small communities to a common water system. By centralizing water service facilities, community members benefit from efficient use of water resources, better service and quality, and lower costs.

Sharing Expertise

Utility commissions periodically request our expertise to purchase small, unsustainable water systems that have fallen into disrepair and bring them back into regulatory compliance. Municipalities and cities have called directly on our experience with design, construction and operation of water systems and established operations and maintenance contracts, to address compliance issues or respond to consent orders. For example, in Pennsylvania, we took over a troubled water system with a history of water outages, frequent main breaks and service reliability issues and are now providing a long-term solution for customers of the water system. The system had been under a Department of Environmental Protection (DEP) consent order since July 2008 over service reliability issues.

CHALLENGE: POLICY

ENGAGEMENT AND ADVOCACY

We believe it is our responsibility to utilize our experience, scientific knowledge, and technological expertise to help policymakers and regulatory authorities make informed, balanced and fact-based decisions on water industry policies and legislation.

Engaging in public policy debates is also one of the key ways that we advance our corporate responsibility objectives. We take an active role to advocate effective management of water resources, especially in the areas of sustainability, water conservation, water quality and reuse, and infrastructure investment.

One of our goals is to be an educational resource for lawmakers in the areas of water and wastewater management, and to ensure that those who fund infrastructure improvement projects are well informed on what it takes to maintain healthy water and wastewater systems. In July 2009, we sponsored a “Water Infrastructure Forum” in partnership with the Congressional Water Caucus. A second forum was held in November 2009 to educate and inform members about the Private Activity Bond bill.

We believe that raising awareness of the state of the nation’s water and wastewater infrastructure and potential avenues to address those challenges results in more engaged community leaders and informed decision makers.

Engaging in public policy is also one of the key ways that we advance our corporate responsibility objectives.

American Water is supporting legislation to remove water and wastewater projects from under the “cap” or limit for private activity bonds. As there is a limit on the amount of tax-exempt financing that is available, municipalities must often make difficult choices between funding water system improvements and supporting other community priorities. Removing water and wastewater projects from under this “cap” will make more private capital available for water and wastewater infrastructure improvement projects.

It has been a time of fast-paced change, and our commitment to being a good corporate citizen remains steadfast. In 2009, American Water’s management and oversight of corporate responsibility (CR) continued to develop, improving integration of CR-related practices and increasing accountability for performance across the company. Recognizing the need to engage more formally with our stakeholders, we initiated the development of a stakeholder engagement strategy to proactively address common areas of concern. This effort will continue in 2010, as we deepen our engagement with a range of stakeholders on a variety of issues.

To learn more about American Water and our commitment to corporate responsibility, visit www.amwater.com/corporateresponsibility

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AMERICAN WATER

www.amwater.com NYSE: AWK

American Water Works Company, Inc., together with its subsidiaries, is referred to as American Water.

EPA

WaterSense

PARTNER

Welcome to the American Water Stockholder Forum

March 26, 2010

We welcome you to our dedicated web platform providing our stockholders direct access to our investor relations team. You are invited to ask questions, get answers and share your thoughts regarding the company and our strategic initiatives.

We remain committed to maximizing shareholder value. From the date of our initial public offering through the end of 2009, we have delivered to stockholders a total return, assuming reinvestment of dividends, of 15.7 percent. Committed to responsible corporate governance, seven of our eight directors are independent, and we have recently adopted a majority vote requirement for election of directors, effective in 2011.

Please take this opportunity to engage with us in this stockholder forum and let us know how you think we are performing.

Thank you for your continued interest and support of American Water.

Donald L. Correll

President and CEO

Founded in 1886, American Water is the largest investor-owned U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs more than 7,000 dedicated professionals who provide drinking water, wastewater and other related services to approximately 16 million people in 35 states, as well as Ontario and Manitoba, Canada. More information can be found by visiting www.amwater.com.

We are American Water. We are committed to being the solutions provider for our communities and customers, municipalities and partners.

American Water Pre-Meeting Questions

If you would like to ask a specific question in advance of the annual stockholder meeting, please submit it here. Submissions will be posted, but identities will remain anonymous. American Water has the right to remove any submissions that are deemed inappropriate.

We appreciate your input and look forward to hearing from you.

Questions received up to an hour in advance of the Meeting on either the Forum or through the Virtual Stockholder Meeting will be responded to, either live at the meeting if time allows, or by Investor Relations within approximately 24-36 hours of receipt.

2010 Virtual Shareholder Meeting

All holders of outstanding common stock as of the record date are entitled to attend and vote at the 2010 annual stockholders meeting.

In order for American Water to give access to a greater number of our stockholders, in addition to our traditional meeting, we are hosting our first virtual stockholder meeting where investors who are unable to attend in person are invited to attend, vote and submit questions online during the live meeting. The dedicated control number from your proxy card or voting instruction form will enable your entry into virtual meeting.

Important! This proxy season, your vote matters more than ever

Whether or not you attend the meeting, we encourage you to cast your vote. As a result of rules recently enacted by the New York Stock Exchange your broker can no longer vote on your behalf for our board of directors, unless you provide voting instructions, and we encourage you to cast your affirmative vote for all of our board members. We believe the web enhancements will make it easier to vote in the upcoming meeting.web enhancements will make it easier to vote in the upcoming meeting.

Unless you vote, your stock will remain un-voted in the 2010 election of directors.

1.	Voting is easier than ever:
2.	By touch-tone telephone
3.	Over the internet
4.	By mail
5.	At the meeting live, and here at the American Water Virtual Stockholder Forum

Your vote gives you a stronger say, and we want your voice to be heard.

Location: http://virtualshareholdermeeting.com/awk

Date: Friday, May 7, 2010

Time: 10:00 Eastern

Survey

We would like to learn more about our stockholders. Please complete the survey below and upon completion, view the results real-time.

1. As a stockholder of American Water, what excites you most about the company?

Leadership in the industry

Regulated Utility business

Non-regulated business

Marketing and branding initiatives

Leadership in corporate social responsibly

Other

2. Please check your response to the following

2a. American Water’s senior management team is highly experienced

Agree

Disagree

No Opinion

2b. American Water communicates with transparency

Agree

Disagree

No Opinion

2c. American Water provides frequent and adequate business updates

Agree

Disagree

No Opinion

2d. American Water Investor Relations is responsive to your requests

Agree

Disagree

No Opinion

3. Which financial metrics and business measures influenced your decision to invest in American Water?

Seasoned management team

Clearly stated business strategy

Dividend Policy and Potential for Dividend Growth

Potential to earn a return on investment

Corporate governance policies

Other, please specify

4. Our business is impacted by a number of key drivers. Which of the following would you like to hear management discuss at the annual meeting.

If you have other suggestions, please submit in the Pre-Meeting Question block above:

Aging U.S. water infrastructure

Stimulus Package

Understanding the Rate case process

Impact of weather on our business

Return on Equity

Capital Expenditure projections

Capitalized IT expenses for business transformation

Corporate Responsibility

Acquisition Strategy

Public-Private Partnerships

Non-regulated Business

Other, please specify

5. How would you rate the company’s website as an effective source of information? (check all that apply)

Provides timely information I need to make investment decisions

Easy to navigate

In-depth source of relevant information relating to the water industry

Would like to see other information (Other, please specify)

6. What websites, magazines or financial blogs do you frequent for investment ideas?

Other, please specify

7. Which financial metrics and business qualities do you seek in making investment decisions?

Other, please specify

8. How would you compare American Water to some of your other investments?

Other, please specify

9. What do you see as the number one topic you would like investor relations to address at an upcoming meeting or quarterly conference call?

Growth opportunities including acquisition strategy and/or public private partnerships

The impact of the recession on American Water’s business

Cost containment efforts through operational efficiencies

American Water’s commitment to the environment and its local communities

Other, please specify

10. Do you have any other concerns/issues regarding American Water that have not already been addressed?

Other, please specify

Thank you for participating in our Survey. We value your input and appreciate the time you took in providing us your feedback. If you have questions on these or other topics, please Contact Investor Relations at 856-566-4005.

Virtual Stockholder Meeting – Pre-Meeting Text

AMERICAN WATER WORKS COMPANY, INC. will be hosting a Virtual Stockholder Meeting this year. The meeting will be held on Friday, May 7, 2010 at 10:00 am ET and stockholders of record will be able to vote and ask questions online during the meeting. If you would like to attend the virtual meeting and you have your 12-digit control number, please go to www.virtualshareholdermeeting.com/AWK 15 minutes prior to the start of the meeting to log in. If you came through your brokerage firm’s website and do not have your control number, you can gain access to the meeting by logging into your brokerage firm’s website site 15 minutes prior to the meeting start, selecting the stockholder communications mailbox to link through to the meeting and the Control Number will automatically populate. If you would like to submit a question to AMERICAN WATER WORKS COMPANY, INC. prior to the meeting, please visit the AMERICAN WATER WORKS COMPANY, INC. Stockholder Forum.